NEWS
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FOR IMMEDIATE RELEASE                        FOR MORE INFORMATION CONTACT:
Friday, February 26, 1998                    Diane Landry King  301-838-5636


                    MAMSI BOARD AUTHORIZES NEW STOCK PROGRAM



         Rockville, Md. -- The Board of Directors of Mid Atlantic Medical Services, Inc. (MAMSI) (NYSE-MME) -- one of the largest managed care companies in the mid-Atlantic region -- authorized a new $20 million share repurchase program. Under the program, authorized at a meeting last night, the company may purchase its stock on the open market, through block trades, or in private transactions. The program is in effect until September 2, 1999.

         Mid Atlantic Medical Services, Inc. is one of the largest managed care companies in the mid-Atlantic region, with its health plan subsidiaries covering more than 1.8 million lives in Maryland, Washington DC, Virginia, Pennsylvania, North Carolina, Delaware, and West Virginia. The company's internet address is www.mamsi.com.


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Note 1: Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: All forward-looking information or statements contained in this release are based on management's current knowledge of factors, all with inherent risks and uncertainties, affecting MAMSI's business. MAMSI's actual results may differ materially if these assumptions prove invalid. Significant risk factors, while not all-inclusive, are: the possibility of increasing price competition in the Company's marketplace; the possibility of state or Federal budget mandates that reduce premium levels; the possibility of increased medical expenses due to increased utilization, inflation or legislative mandates; and the possibility that the Company is not able to expand its Service Area as planned. Investors should review other risks and uncertainties contained in Company documents filed with the Securities and Exchange Commission.

Note 2: MAMSI is a regional holding company for health care organizations that provide comprehensive health insurance products and services including: M.D. IPA, a traditional HMO, and M.D. IPA Preferred, an open-ended version of the HMO; Optimum Choice, Inc., a non-federally qualified HMO; Optimum Choice of the Carolinas, Inc. (OCCI); Optimum Choice, Inc. of Pennsylvania (OCIPA); Alliance PPO, LLC, a preferred provider organization; Mid Atlantic Psychiatric Services, Inc. (MAPSI), a preferred provider organization offering managed psychiatric health care services; MAMSI Life and Health Insurance Company, an indemnity insurance company; HomeCall, Inc. and FirstCall, Inc., home health care companies; and HomeCall Pharmaceutical Services, Inc., a mail order pharmacy and home infusion services company.

Note 3: Mid Atlantic Medical Services, Inc. securities are traded on the New York Stock Exchange (NYSE-MME).